EX-99.77Q1(g) - Exhibits; Copies of any merger or consolidation agreement, and other documents relevant to the information sought in sub-item 77M, hereof.
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The definitive plan of reorganization with respect to the Goldman Sachs
Municipal Income Fund and Goldman Sachs Core Fixed Income Fund is incorporated by reference to Appendix A of the Combined Proxy Statement/Prospectus filed electronically with the Securities and Exchange Commission on March 20, 2007.